--------------------------------
                                                      OMB APPROVAL
                                              --------------------------------
                                              OMB Number: 3235-0167
                                              Expires:    October 31, 2004
                                              Estimated average burden
                                              hours per response . . . 1.50.
                                              --------------------------------


                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                           Commission File Number   0-1392
                                                                   ---------



                           Central Natural Resources, Inc
 -----------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                            911 Main Street, Suite 1710
                            Kansas City, Missouri 64105
                                 (816) 842-2430
 -----------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, $1 par value per share
 -----------------------------------------------------------------------------
           (Titles of each class of securities covered by this Form)

                                      None
-----------------------------------------------------------------------------
      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

           Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)   [x]        Rule 12h-3(b)(1)(i)     [ ]
             Rule 12g-4(a)(1)(ii)  [x]        Rule 12h-3(b)(1)(ii)    [ ]
             Rule 12g-4(a)(2)(i)   [ ]        Rule 12h-3(b)(2)(i)     [ ]
             Rule 12g-4(a)(2)(ii)  [ ]        Rule 12h-3(b)(2)(ii)    [ ]
                                              Rule 15d-6              [ ]

=============================================================================
          Approximate number of holders of record as of the certification
or notice date:         158
                --------------------

         Pursuant to the requirements of the Securities Exchange Act of 1934, Central Natural Resources Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:       	June 30, 2004                By:  /s/ Phelps C. Wood
            -------------------              ----------------------------
                                             Phelps C. Wood
                                             President and
                                             Chief Executive Officer


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.